Exhibit 12

November 15, 2022

Board of Directors

Cyber Apps World, Inc.

9436 W. Lake Mead Blvd., Ste. 5-53

Las Vegas NV 89134-8340

Ladies and Gentlemen:

I have acted, at your request, as special counsel to Cyber Apps World Inc., a Nevada corporation, (“Cyber Apps”) for the purpose of rendering an opinion as to the legality of the issuance of up to 225,000,000 shares of Cyber Apps’ common stock, $0.001, par value per share, (“Shares”) to be offered and distributed by Cyber Apps pursuant to the Regulation A exemption from registration pursuant to an offering circular to be filed under the Securities Act of 1933, as amended, by Cyber Apps with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

In connection with the opinion contained herein, I have examined copies of Cyber App’s Offering Statement, Certificate of Incorporation, Articles of Incorporation, bylaws, and resolutions of Cyber App’s Board of Directors in relation to the offering, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed, and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as, and if issued and delivered by Cyber Apps against payment therefore at a price of not less than $0.02 and not more than $0.25 per share, as described in the Offering Statement, will be legally issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto.

I further consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Offering Statement. I assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Rebecca A. Fuller, Esq.
Rebecca A. Fuller, Esq.